UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a party other than the Registrant  ☐

Check the appropriate box:
☐   Preliminary Proxy Statement
☐   Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒  Definitive Proxy Statement
☐   Definitive Additional Materials
☐   Soliciting Material Under Rule 14a-12

NEW YORK MORTGAGE TRUST, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required.
☐   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐   Fee paid previously with preliminary materials.
☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

52 Vanderbilt Avenue
New York, New York 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2012

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of New York Mortgage Trust, Inc. (the “Company,” “we,” “our,” or “us”) on May 17, 2012 at 9:00 a.m., local time, at the offices of Hunton & Williams LLP, 200 Park Avenue, 52nd Floor, New York, New York 10166 to consider and take action on the following:

1.           To elect the five directors nominated and recommended by the Board of Directors, each to serve until the 2013 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified; and

2.           To consider and act upon a proposal to ratify and approve the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

In addition, stockholders will consider and vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has set the close of business on March 30, 2012 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.  Only stockholders of record on that date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

We furnish our proxy materials to our stockholders over the Internet, as we believe that this “e-proxy” process expedites stockholder receipt of proxy materials while also lowering the cost and reducing the environmental impact of our Annual Meeting.  In connection with this approach, on or about April 4, 2012, we mailed a Notice Regarding the Availability of Proxy Materials (the “Notice”) to holders of our common stock as of the close of business on March 30, 2012.  Beginning on the date of the mailing of the Notice, all stockholders of record had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K on a website referred to in the Notice and to complete and submit their proxy on the Internet, over the telephone or through the mail.  These proxy materials are available free of charge.  If you received a Notice by mail, you will not receive a printed copy of the proxy materials.  Instead, the Notice provides instructions on how you can request a paper copy of the proxy materials if you desire and each of the Notice and proxy materials provide instructions on how you can vote your proxy.  Please see the attached proxy statement or Notice for more details on how you can vote.

If you wish to attend the Annual Meeting in person, please register in advance by emailing Investor Relations at investorrelations@nymtrust.com or by phone at (212) 792-0107.  Attendance at the Annual Meeting will be limited to persons that register in advance and present proof of stock ownership on the record date and picture identification.  If you hold shares directly in your name as the stockholder of record, proof of ownership could include a copy of your account statement or a copy of your stock certificate(s).  If you hold shares through an intermediary, such as a broker, bank or other nominee, proof of stock ownership could include a proxy from your broker, bank or other nominee or a copy of your brokerage or bank account statement.  Additionally, if you intend to vote your shares at the meeting and hold your shares through an intermediary, you must request a “legal proxy” from your broker, bank or other nominee and bring this legal proxy to the meeting.

The Board of Directors appreciates and encourages your participation in the Company’s Annual Meeting.  Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented.  Accordingly, please vote your shares by proxy, on the Internet, by telephone or by mail.  If you attend the Annual Meeting, you may revoke your proxy and vote in person.  Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Directors,

Steven R. Mumma
Chief Executive Officer
New York, New York
April 4, 2012

i

52 Vanderbilt Avenue
New York, New York 10017

PROXY STATEMENT

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials
for the 2012 Stockholder Meeting to Be Held on May 17, 2012.

This proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2011, and our other proxy materials are available at: http://www.proxyvote.com .

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of New York Mortgage Trust, Inc. (the “Company,” “we,” “our” or “us”) for use at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Hunton & Williams LLP, 200 Park Avenue, 52nd Floor, New York, New York 10166 on May 17, 2012 at 9:00 a.m., local time, and at any adjournment and postponement thereof.  We mailed, through intermediaries, on or about April 4, 2012, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of March 30, 2012.  As a result, beginning on the date of the mailing of the Notice, all stockholders of record had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K on a website referred to in the Notice and as set forth above.  If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail.  Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2011 Annual Report.  The Notice also instructs you on how you may submit your proxy over the Internet.  If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

The mailing address of our principal executive offices is 52 Vanderbilt Avenue, New York, New York 10017.  We maintain an Internet website at www.nymtrust.com.  Information at or connected to our website is not and should not be considered part of this proxy statement.

We will bear the costs of this solicitation including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received.  In addition to solicitation through the Internet or by mail, proxies may be solicited by our directors, officers and employees, at no additional compensation, by telephone, personal interviews or otherwise.  Banks, brokers or other nominees and fiduciaries will be requested to forward the Notice and information on how to access the proxy materials to beneficial owners of our common stock and to obtain authorization for the execution of proxies.  We will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us.  The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

Note Regarding Streamlined Disclosure

Effective February 4, 2008, the Securities and Exchange Commission (“SEC”) adopted amendments to its rules expanding the number of companies that qualify for the SEC’s scaled disclosure requirements for smaller reporting companies.  The amendments were intended to benefit investors by allowing smaller reporting companies to tailor their disclosure to reduce costs.  Because we qualify as a “smaller reporting company” under the amended rules, we have provided streamlined disclosure in this proxy statement in accordance with the amended rules.  Under the scaled disclosure obligations, the Company is not required to provide, among other things, a “Compensation Discussion and Analysis” and certain other tabular and narrative disclosures relating to executive compensation.

Purposes of the Annual Meeting

The principal purposes of the Annual Meeting are to:  (1) elect the five directors nominated and recommended by our Board of Directors, each to serve until the 2013 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified (“Proposal No. 1”); (2) ratify and approve the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (“Proposal No. 2”); and (3) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.  Our Board of Directors knows of no other matters other than those stated above to be brought before the Annual Meeting.

VOTING

How to Vote Your Shares

You may vote your shares at our Annual Meeting in person.  If you cannot attend our Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend our Annual Meeting, you may vote by duly authorized proxy on the Internet, by telephone or by mail.  We encourage you to follow the instructions on how to vote as described below and as set forth in the Notice and the proxy card.  Maryland law provides that a vote by Internet or telephone carries the same validity as your completion and delivery of a proxy card.  In order to vote on the Internet, you must first go to http://www.proxyvote.com, have your Notice or proxy card in hand and follow the instructions.

In order to vote by telephone, you must call 1-800-690-6903, have your Notice or proxy card in hand and follow the instructions.

Stockholders of record may vote by signing, dating and returning a proxy card in a postage-paid envelope.  You may request a proxy card postage-paid envelope from us as instructed in the Notice.  Properly signed and returned proxies will be voted in accordance with the instructions contained therein.

Registered Holders, Beneficial Owners and “Broker Non-Votes”

Registered Holders.  If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, or AmStock, you are considered the registered stockholder of record with respect to those shares, and a Notice is being sent directly to you.  As the registered stockholder of record, you have the right to grant your voting proxy directly to the Company through a proxy card, through the Internet or by telephone or to vote in person at the Annual Meeting.

If you are a registered stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors, or you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners and “Broker Non-Votes”.  A number of our stockholders hold their shares through a broker, trustee, bank or other nominee rather than directly in their own name.  If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of the shares, while the broker, trustee, bank or nominee holding your shares is considered the stockholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker, trustee, bank or nominee on how to vote and are also invited to attend the Annual Meeting.  If your shares are held in this manner, your broker, trustee, bank or nominee will provide you with instructions for you to use in accessing the proxy materials and directing the broker, trustee, bank or nominee on how to vote your shares.  If your shares are not directly registered in your own name and you plan to vote your shares in person at the Annual Meeting, you must contact the bank, broker, trustee or other nominee that holds your shares to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

If you are the beneficial owner of shares that are held in a stock brokerage account or by a bank or other nominee and you do not provide the organization that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange, the organization that holds your shares may generally vote at its discretion on routine matters only.  If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform Broadridge Financial Solutions, Inc., which is receiving and tabulating the proxies, that it does not have the authority to vote your shares on non-routine matters.  This is generally referred to as a “broker non-vote.”  Because the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm is a routine matter for which specific instructions from beneficial owners are not required, no broker non-votes will arise in the context of voting for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.  Conversely, the election of directors is a non-routine matter for which specific instructions from beneficial owners are required and thus, broker non-votes may arise.  As a result, if you hold your shares through a broker, bank or other nominee, your broker, bank or other nominee cannot vote your shares on the election of directors in the absence of your specific instructions as to how to vote.  In order for your vote to be counted, please make sure that you submit your vote to your broker, bank or other nominee.

How to Revoke Your Proxy

If you have already voted your proxy on the Internet or by telephone or returned your proxy to us by mail, you may revoke your proxy at any time before it is exercised at our Annual Meeting by any of the following actions:

•	by notifying our Secretary in writing that you would like to revoke your proxy;

•	by completing, at or before our Annual Meeting, a proxy card on the Internet, by telephone or by mail with a later date; or

•
by attending our Annual Meeting and voting in person.  (Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.)

If your shares of common stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting; Voting Procedures and Vote Required

Our Board of Directors has fixed the close of business on March 30, 2012 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof.  On all matters to come before the Annual Meeting, each holder of record of our common stock as of the close of business on March 30, 2012 will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share of common stock owned as of such date.  As of the close of business on March 30, 2012, the Company had outstanding 14,175,494 shares of common stock.

The representation in person or by proxy of a majority of all the votes entitled to be cast on the matters to be considered at the meeting is necessary to provide a quorum for the transaction of business at the Annual Meeting.  Your shares will be counted as present at the Annual Meeting if you are present and entitled to vote at the Annual Meeting, or you have properly submitted a proxy card or voting instruction card, or voted by telephone or over the Internet.  Both abstentions and broker non-votes are counted for purposes of determining the presence of a quorum.  If a quorum is not present, the Annual Meeting may be adjourned by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

With respect to the election of directors, the vote of a plurality of all the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director.  The five nominees who receive the most votes will be elected.  There is no cumulative voting in the election of directors.  Abstentions and broker non-votes will not be counted as votes cast and, because the vote of a plurality is required, will have no effect on the result of the vote for election of directors.

With respect to the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote on the matter is necessary for ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.  Abstentions will have the same effect as a vote against this proposal.  As noted above, no broker non-votes will arise in the context of the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Pursuant to our charter, holders of shares of our common stock entitled to notice of and to vote at the Annual Meeting shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law unless our Board of Directors, upon the affirmative vote of a majority of our Board of Directors, shall determine that such rights apply to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.  Our Board of Directors has made no such determination with respect to the business to be considered at the Annual Meeting.

PROPOSAL ONE:  ELECTION OF DIRECTORS

The five persons named below have been nominated to serve on our Board of Directors until the 2013 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified.  Each nominee is currently a director of our company and has consented to stand for election at the Annual Meeting.  The Board of Directors has no reason to believe that the persons named below as nominees for directors will be unable, or will decline to serve, if elected.  For additional information regarding our corporate governance and these nominees, see “Information on Our Board of Directors and Its Committees” below.

Our Board of Directors is currently comprised of six directors. On March 29, 2012, our Board of Directors approved a resolution increasing the size of our Board from five members to six members in connection with the appointment of Douglas E. Neal as an independent director of our company effective April 2, 2012. As previously disclosed in a Current Report on Form 8-K filed by us, James J. Fowler, the current Chairman of our Board of Directors, informed us on December 30, 2011 that, as part of the transitional consulting services to be provided by Harvest Capital Strategies LLC (“HCS”), as more fully described under “Certain Relationships and Related Transactions―Our Relationship with JMP Group Inc., HCS and the HCS Advisory Agreement,” he would agree to continue to serve as a director and Chairman of our Board of Directors until the earlier of (a) the Annual Meeting, (b) the appointment of his successor by our Board of Directors or (c) his determination that his resignation is legally or for regulatory reasons advisable or appropriate under the circumstances. As such, Mr. Fowler is not standing for re-election at the Annual Meeting and he has agreed to continue to serve as the Chairman of our Board of Directors during this transitional period until his resignation becomes effective, which shall be no later than the Annual Meeting. Our Board of Directors has indicated that it intends to decrease the size of our Board of Directors to five members upon the effective date of Mr. Fowler’s resignation, and as such, no vacancy will result on our Board of Directors in connection with Mr. Fowler’s departure. We expect that our Board of Directors will appoint one of our independent directors as Chairman of our Board of Directors at that time.

Board Considerations in Recommending These Nominees

We believe that our Board of Directors as a whole should encompass a range of talent, skill, diversity, and expertise enabling it to provide sound guidance with respect to our operations and interests.  In identifying qualified director nominees, we consider, among other things, a candidate's experience, skills, accomplishments, background, age and diversity, and then review those qualities in the context of the current composition of our Board and the evolving needs of our business.  Because we are listed on the Nasdaq Capital Market, we are required to have at least a majority of our directors qualify as “independent”, as such term is defined by the Nasdaq Stock Market.  The Nominating & Corporate Governance Committee of our Board of Directors identifies candidates for election to our Board of Directors with input from our other directors, reviews the qualities listed above and recommends to our Board of Directors individual nominees for director.

Three of the five nominees listed below are standing for re-election as directors of our company. Douglas E. Neal is standing for election by our stockholders for the first time and David R. Bock is standing for election by our stockholders for the first time since 2008. As a former director, Mr. Bock was identified by our directors as a potential candidate to fill a vacancy on our Board in January 2012. Mr. Neal’s name as a potential candidate for appointment to our Board of Directors was initially submitted to the Nominating and Corporate Governance Committee by our director and Chief Executive Officer. Each of Messrs. Bock and Neal were subsequently interviewed by all members of the Nominating and Corporate Governance Committee and the full Board.

Our Board of Directors seeks directors with strong reputations and experience in areas relevant to the strategy and operations of our business, particularly in the finance or mortgage industries.  Each of the nominees for election as a director at the Annual Meeting holds or has held important positions and has operating experience or other relevant experience that meets this objective.  In these positions, they have also gained experience in some or all of the following:  core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, and leadership development.

Our Board of Directors also believes that each of the nominees listed below has other key attributes that are important to a properly functioning and effective board, including integrity and high ethical standards, sound judgment, analytical skills, the ability and desire to engage management and each other in a constructive fashion, and the commitment to devote significant time and energy to service on our Board of Directors and its committees.

Nominees for Election as Directors

The following table sets forth the names and biographical information concerning each of the directors nominated for election at the Annual Meeting:

		Director
Name	Principal Occupation	Since	Age

Douglas E. Neal*	Founder of Neal Capital	2012	52
Steven R. Mumma	Chief Executive Officer and President	2007	53
Alan L. Hainey*	Owner and Manager of Carolina Dominion LLC	2004	65
Steven G. Norcutt*	President of Schafer Richardson, Inc.	2004	52
David R. Bock*	Managing Partner of Federal City Capital Advisors	2012	68

* Our Board of Directors has affirmatively determined that these director nominees are independent under the criteria described below in “Information on Our Board of Directors and Its Committees―Independence of Our Board of Directors.”

Douglas E. Neal became a member of our Board of Directors on April 2, 2012.  Mr. Neal is the founder of Neal Capital, which provides financial advisory services to real estate companies.  Prior to founding Neal Capital, Mr. Neal served as a Managing Director for the Real Estate Investment Banking Group at Bank of America Merrill Lynch and its predecessors from February 1998 to October 2011 and held various other positions with such predecessors from 1991 to 1998.  Prior to joining Bank of America Merrill Lynch, from 1983 to 1989, Mr. Neal developed a variety of commercial real estate properties, including apartments, condominiums, industrial buildings, retail buildings and a hotel.  Mr. Neal holds a B.S. in Civil Engineering from Cornell University and an M.B.A. from the Kenan-Flagler School at the University of North Carolina at Chapel Hill.  Mr. Neal has agreed to become a director (and member of the audit committee) of Independence Mortgage Trust, Inc., a newly organized non-traded public REIT that will originate, acquire and manage a portfolio of commercial real estate loans, commercial mortgage-backed securities and other commercial real estate-related securities.

Our Board concluded that Mr. Neal should serve as a director of our Company because of his expertise in real estate investment and finance, including over 20 years as an investment banker covering REITs, his significant experience doing advisory work for publicly traded REITs and his knowledge of commercial mortgage origination, securitization and financing.

Steven R. Mumma is our Chief Executive Officer and President.  Mr. Mumma was named Chief Executive Officer effective February 3, 2009.  Mr. Mumma was appointed President and Co-Chief Executive Officer effective March 31, 2007, which marked the divestment of the Company’s mortgage lending business, and served as Chief Financial Officer from November 2006 to October 2010.  Prior to serving in the above capacities, Mr. Mumma served as our Chief Investment Officer, a position to which he was named in July 2005, and as Chief Operating Officer, commencing in November 2003.  From September 2000 to September 2003, Mr. Mumma was a Vice President of Natexis ABM Corp., a wholly-owned subsidiary of Natexis Banques Populaires.  From 1997 to 2000, Mr. Mumma served as a Vice President of Mortgage-Backed Securities trading for Credit Agricole.  Prior to joining Credit Agricole, from 1988 to 1997, Mr. Mumma was a Vice President of Natexis ABM Corp.  Prior to joining Natexis ABM Corp., from 1986 to 1988, Mr. Mumma was a Controller for PaineWebber Real Estate Securities Inc., the mortgage-backed trading subsidiary of PaineWebber Inc.  Prior to joining PaineWebber, from 1981 to 1985, Mr. Mumma worked for Citibank in its Capital Markets Group, as well as for Ernst & Young LLP.  Mr. Mumma received a B.B.A. cum laude from Texas A&M University.

Our Board concluded that Mr. Mumma should serve as a director of our Company because of his significant operational, financial and accounting experience in, and knowledge of, our Company, which he has served since shortly after our inception in 2003, and the broader mortgage-backed securities industry, where he has worked for more than 20 years.  As Chief Executive Officer of our Company, Mr. Mumma also serves as a critical link between management and our Board of Directors.

Alan L. Hainey has served as a member of our Board of Directors since completion of our initial public offering (“IPO”) in June 2004.  Mr. Hainey is the owner and manager of Carolina Dominion, LLC, a real estate brokerage development and investment firm that he founded in 2004.  In 2001, Mr. Hainey incorporated and funded the Merrill L. Hainey Family Foundation, a not-for-profit charitable organization dedicated to academic achievement through scholarships, where he continues to serve as President.  From 1996 to 2000, Mr. Hainey operated an independent consulting practice providing advisory and marketing services to clients engaged in insurance, mortgage finance and investment management.  From 1990 to 1996, Mr. Hainey served as President and Chief Operating Officer of GE Capital’s mortgage banking businesses and was a member of the GE Capital corporate executive council.  From 1983 to 1990, Mr. Hainey served as President of GE Capital Mortgage Securities.  Mr. Hainey received a B.A. with honors and a J.D. from the University of Missouri and a Master of Management with distinction from the Kellogg School of Northwestern University.

Our Board concluded that Mr. Hainey should serve as a director of our Company because of his valuable business, leadership and management skills obtained during his 30-plus years in the mortgage banking business, including as President of GE Capital’s mortgage banking business and as a member of its executive counsel.

Steven G. Norcutt has served as a member of our Board of Directors since completion of our IPO in June 2004.  Mr. Norcutt has served since October 2009 as the President of Schafer Richardson, Inc., a commercial real estate management, construction, development, leasing and investment company based in Minneapolis, Minnesota.  From April 2008 to October 2009, Mr. Norcutt served as Senior Vice President - Regional Manager of Guaranteed Rate Mortgage, a residential mortgage banking company headquartered in Chicago, Illinois.  Prior to joining Guaranteed Rate, Mr. Norcutt served as Executive Vice President and Chief Operating Officer of Centennial Mortgage and Funding, Inc., a residential mortgage banking company based in Minnesota.  Prior to joining Centennial Mortgage and Funding, Inc., Mr. Norcutt served as Senior Vice President and Portfolio Manager of Structured Finance for Reliastar Investment Research, Inc. from 1993 through 2001.  Mr. Norcutt joined Reliastar Investment Research, Inc. in 1988 as Vice President and Portfolio Manager of Residential Mortgage Loans.  Mr. Norcutt received an M.B.A. in Finance from the Carlson School of Business at the University of Minnesota and a B.S. in Finance from St. Cloud State University.

Our Board concluded that Mr. Norcutt should serve as a director of our Company because of his extensive operating, business and financial experience from significant tenures in both the mortgage lending and mortgage portfolio management businesses, as well as his current role as President of a commercial real estate company.

David R. Bock has served as a member of our Board of Directors since January 2012.  Mr. Bock is a Managing Partner of Federal City Capital Advisors, a Washington, D.C.-based business and financial advisory services company, an independent trustee of the Pioneer Funds complex (where he also serves as chairman of the audit committee), which consists of 53 separate funds (five of which are closed-end funds), and an independent director of The Swiss Helvetia Fund.  Mr. Bock has a background in international economics and finance, capital markets and organizational development, having served as a Managing Director of Lehman Brothers and in various executive roles at the World Bank, including as the chief of staff for the World Bank’s lending operations.  He was the Chief Financial Officer of I-Trax, Inc., a publicly traded healthcare company prior to its sale to Walgreen’s in 2008, and previously the Chief Financial Officer of Pedestal Inc., an online mortgage trading platform.  Mr. Bock served as interim Chief Executive Officer of Oxford Analytica in 2010.  Mr. Bock began his professional career with McKinsey & Co. following completion of an advanced degree in economics from Oxford University, where he was a Rhodes Scholar.  He received a B.A. in philosophy from the University of Washington.  Mr. Bock currently serves on the Boards of the Pioneer Funds, the Swiss-Helvetia Fund and Oxford Analytica, as well as various private and charitable organizations.  Mr. Bock previously served on our Board of Directors from 2004 to 2009.

Our Board concluded that Mr. Bock should serve as a director of our Company because of his extensive expertise in economics, finance and accounting and his prior experiences in our industry, as well as his prior experiences as a Chief Financial Officer, Chief Executive Officer and Director of other companies.

Our Board of Directors recommends that stockholders vote “FOR” the election of each of the nominees.

PROPOSAL TWO:  RATIFICATION AND APPROVAL OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Grant Thornton LLP, or Grant Thornton, as our independent registered public accounting firm for the year ending December 31, 2012.  Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing Grant Thornton as the independent registered public accounting firm of our Company for the year ending December 31, 2012.  Although we seek ratification of the appointment of Grant Thornton as our independent registered public accounting firm, the ratification of the appointment of Grant Thornton does not preclude the Audit Committee from subsequently determining to change independent registered public accounting firms if it determines such action to be in the best interests of the Company and its stockholders.  If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors.  We engaged Grant Thornton beginning in December 2009 to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2009 and Grant Thornton has continued to serve as our independent registered public accounting firm to the date of this proxy statement.

We expect that a representative of Grant Thornton will be present at the Annual Meeting where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

Our Board of Directors recommends that you vote “FOR” the ratification and approval of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2012.

INFORMATION ON OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Director Not Standing for Election

The following table sets forth the name and biographical information concerning James J. Fowler, a current director of our Company who will not be standing for re-election at the Annual Meeting:

Name	Principal Occupation	Director Since	Age
James J. Fowler	Managing Director of JMP Group Inc. and Portfolio Manager at Harvest Capital Strategies LLC	2008	50

James J. Fowler has served since January 2008 as the Non-Executive Chairman of our Board of Directors and the non-compensated Chief Investment Officer of Hypotheca Capital, LLC (“HC”) and New York Mortgage Funding, LLC (“NYMF”), two of our subsidiaries, from January 2008 to December 2011. Mr. Fowler also serves as a Managing Director of JMP Group Inc. and as a Portfolio Manager at HCS, formerly known as JMP Asset Management LLC, which served as investment advisor to our Company from January 2008 to December 31, 2011 pursuant to an advisory agreement between HCS and our Company. HCS is a wholly-owned subsidiary of JMP Group Inc. that manages a family of single-strategy and multi-manager hedge fund products. Mr. Fowler has been a Managing Director of JMP Group Inc. since 2001 and a Portfolio Manager at HCS since 2007. Mr. Fowler served as co-director of research and as a senior research analyst at JMP Securities LLC from 2001 until 2007, and served as a senior research analyst at Thomas Weisel Partners from 1999 until 2001 and at Montgomery Securities from 1995 until 1999. Prior to serving at Montgomery Securities, Mr. Fowler received mortgage-backed securities analysis and trading experience with Oppenheimer & Co. and Ocwen Financial Corporation.

Independence of Our Board of Directors

Our Corporate Governance Guidelines and the listing standards of the Nasdaq Stock Market (“Nasdaq”) require that a majority of our directors be independent.  Our Board of Directors has adopted the categorical standards prescribed by the Nasdaq to assist our Board in evaluating the independence of each of the directors.  The categorical standards describe various types of relationships that could potentially exist between a board member and our Company and sets thresholds at which such relationships would be deemed to be material.  Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and our Board affirmatively determines that the director has no material relationship with our Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, including certain business relationships for which disclosure may be required in this proxy statement, our Board of Directors will deem such person to be independent.  A director shall not be independent if he or she satisfies any one or more of the following criteria:

•
A director who is, or who has been within the last three years, an employee of our Company, or whose immediate family member is, or has been within the last three years, employed as an executive officer of our Company;

•
A director who has received or who has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from our Company (excluding compensation for board or board committee service, compensation paid to an immediate family member who is an employee of our Company (but not an executive officer of our Company), and benefits under a tax-qualified retirement plan, or non-discretionary compensation);

•
A director who is, or whose immediate family member is, a current partner of a firm that is our Company’s internal or external auditor, or was a partner or employee of our Company’s outside auditor who worked on our Company’s audit at any time during any of the past three years;

•
A director who is, or whose immediate family member is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of our Company serve on the compensation committee of such other entity; or

•
A director who is, or whose immediate family member is, a partner in, or a controlling shareholder or an executive officer of, any organization to which our Company made, or from which our Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of that organization’s consolidated gross revenues for that year, or $200,000, whichever is greater, other than (i) payments arising solely from investments in that organization’s securities, and (ii) payments under non-discretionary charitable contribution matching programs.

•	Our Board of Directors will also consider a director’s charitable relationship when assessing director independence.

Under these criteria, our Board of Directors has determined that the following members of our Board are independent:  Douglas E. Neal, Alan L. Hainey, Steven G. Norcutt and David R. Bock.  We presently have six directors, including these four independent directors.

To assist in the discharge of its responsibilities, our Board of Directors has established three standing committees:  (i) the Audit Committee, (ii) the Compensation Committee and (iii) the Nominating & Corporate Governance Committee.  The principal responsibilities of each committee are described below.  Actions taken by any committee of our Board of Directors are reported to our Board of Directors, usually at the meeting following such action.  Each standing committee has a written charter, a current copy of which is available for review on our website at www.nymtrust.com.

Audit Committee

The Audit Committee of our Board of Directors is comprised of Messrs. Bock (Chairman), Hainey and Norcutt.  Our Board of Directors has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence requirements for audit committee members set forth in the rules of the SEC and in accordance with the Company’s independence criteria discussed above under “— Independence of Our Board of Directors,” and that each of the members of the Audit Committee can read and understand fundamental financial statements and as such, is financially literate, as that term is interpreted by our Board of Directors.  In addition, our Board of Directors has determined that Mr. Bock is an “audit committee financial expert” as that term is defined in the SEC rules.  Mr. Bock also serves on the board and audit committee of the funds that comprise the Pioneer Funds complex. Our Board of Directors considers the Pioneer Funds complex to be one fund for purposes of the Audit Committee’s charter.

The Audit Committee operates under a written charter adopted by our Board of Directors.  The primary duties and responsibilities of the Audit Committee include, among other things:

•
serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting process and related internal control systems and the performance generally of our internal audit function;

•
overseeing the audit and other services of our independent registered public accounting firm and being directly responsible for the appointment, independence, qualifications, compensation and oversight of our independent registered public accounting firm, who will report directly to the audit committee;

•
providing an open means of communication among our independent registered public accounting firm, accountants, financial and senior management, our internal audit and our corporate compliance areas and our Board of Directors;

•	resolving any disagreements between our management and our independent registered public accounting firm regarding our financial reporting;

•	meeting at least quarterly with our senior executives and independent registered public accounting firm; and

•	preparing the audit committee report for inclusion in our annual proxy statements for our annual stockholder meeting.

The Audit Committee met seven times during the year ended December 31, 2011.  For more information, please see “Audit Committee Report” beginning on page 30.

Compensation Committee

The Compensation Committee of our Board of Directors is comprised of Messrs. Norcutt (Chairman), Hainey and Bock.  Our Board of Directors has determined that each of the Compensation Committee members is independent in accordance with the Company’s independence criteria discussed above under “— Independence of Our Board of Directors.”  The Compensation Committee operates under a written charter adopted by our Board of Directors.  In addition, the Compensation Committee administers our incentive compensation plans and equity-based compensation plans and programs, including our 2010 Stock Incentive Plan (the “2010 Plan”).  The Compensation Committee’s basic responsibility is to ensure that our Chief Executive Officer and key management are compensated fairly and effectively in a manner consistent with our Company’s stated compensation strategy, competitive practice, applicable regulatory requirements and performance results.

The Compensation Committee met twice during the year ended December 31, 2011.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee of our Board of Directors is comprised of Messrs. Hainey (Chairman), Norcutt and Bock.  Our Board of Directors has determined that each of the Nominating & Corporate Governance Committee members is independent in accordance with the independence criteria discussed above under “— Independence of Our Board of Directors.”  The Nominating & Corporate Governance Committee operates under a written charter adopted by our Board of Directors.  Among other duties, this committee:

•	identifies, selects, evaluates and recommends to our Board of Directors candidates for service on our Board; and

•	oversees the evaluation of our Board of Directors and management.

The Nominating & Corporate Governance Committee met twice during the year ended December 31, 2011.

Other Committees

From time to time, our Board of Directors may establish other committees as circumstances warrant.  Those committees will have the authority and responsibility as delegated to them by our Board of Directors.

Executive Sessions of Our Non-Management and Independent Directors

The non-management directors of our Board of Directors will occasionally meet in executive sessions that exclude members of the management team.  There were three executive sessions of non-management directors held during the year ended December 31, 2011.  In addition, the independent members of our Board of Directors occasionally meet in executive sessions that exclude members of the management team and non-independent directors.  There were three executive sessions held by our independent directors during the year ended December 31, 2011.  Our Board of Directors has established a process by which a Discussion Leader may preside over meetings of our independent directors.  Pursuant to this process, the Discussion Leader has the power to lead the meeting of independent directors, set the agenda and determine the information to be provided.  This process established by our Board of Directors further provides that the Discussion Leader position rotate among the chairs of each of the independent Board Committees in the following order:  Nominating & Corporate Governance Committee, Compensation Committee and Audit Committee.  However, in practice, meetings of our independent directors tend to be less formalistic and, generally, allow for each independent director to raise such matters and discuss such business as that director deems necessary or desires.  Stockholders and other interested persons may contact the Discussion Leader in writing by mail c/o New York Mortgage Trust, Inc., 52 Vanderbilt Avenue, New York, New York 10017, Attention:  Secretary.  All such letters will be forwarded to the Discussion Leader for the next meeting of our independent directors.  For more information on how to communicate with our other directors, see “— Communications with Our Board of Directors” below.

Board Leadership Structure

Pursuant to our Corporate Governance Guidelines, our Board of Directors has not established a fixed policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board.  Instead, the Board believes this determination is part of the succession planning process and should be considered upon the appointment or re-appointment of a chief executive officer.  Currently, we separate the roles of the Chief Executive Officer and Chairman of our Board of Directors.

Our Board’s Role in Risk Oversight

We face a variety of risks, including interest rate risk, credit risk, and liquidity risk, many of which are discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk,” each included in our Annual Report on Form 10-K for the year ended December 31, 2011.  Our Board of Directors believes an effective risk management system will (1) timely identify the material risks that we face, (2) communicate necessary information with respect to material risks to our Chief Executive Officer or other officers of our Company and, as appropriate, to our Board of Directors or relevant committee thereof, (3) implement appropriate and responsive risk management strategies consistent with our risk profile, and (4) integrate risk management into management and our Board’s decision-making.

Our Board has designated the Audit Committee to take the lead in overseeing risk management, and the Board and the Audit Committee receive joint briefings provided by management and advisors regarding the adequacy of our risk management processes.  Our Board believes that an overall review of risk is inherent in its consideration of our long-term strategies and in the transactions and other matters presented to it.  The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and the Audit Committee providing oversight of those efforts.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our executive officers, including our principal executive officer and principal financial officer, and to our other employees.  We have also adopted a Code of Ethics for Senior Financial Officers, including the principal financial officer.  We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of either of these Code of Ethics applicable to our chief executive officer and chief financial officer by posting such information on our website at www.nymtrust.com, Investor Relations, Corporate Governance.

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the written charters of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers, on our website at www.nymtrust.com under the “Investor Relations” section of the website.  A copy of any of these documents will be provided free of charge to any stockholder upon request by writing to New York Mortgage Trust, Inc., 52 Vanderbilt Avenue, New York, New York 10017, Attention:  Secretary.  Information at or connected to our website is not and should not be considered a part of this proxy statement.

Director Nominations

The Nominating & Corporate Governance Committee of the Board of Directors performs the functions of a nominating committee, including identifying, evaluating and recommending to our Board of Directors candidates for service on our Board of Directors who satisfy the qualification requirements described in our Corporate Governance Guidelines.

The Nominating & Corporate Governance Committee’s charter provides that the committee will consider candidates recommended by stockholders for service on our Board of Directors.  Stockholders should submit any such recommendations for the consideration of the Nominating & Corporate Governance Committee through the method described under “—Communications with Our Board of Directors” below.  In addition, any stockholder of record entitled to vote for the election of directors at the 2013 Annual Meeting of Stockholders may nominate persons for election to our Board of Directors if that stockholder complies with the notice procedures summarized in “Stockholder Proposals for Our 2013 Annual Meeting” below.

The Nominating & Corporate Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines.  The committee evaluates any candidate’s qualifications to serve as a member of the Board of Directors based on various criteria, including a nominee's experience, skills, accomplishments, background, age and diversity, and then reviews those qualifications in the context of the current composition of our Board and the evolving needs of our business.  In addition, the Nominating & Corporate Governance Committee will evaluate a candidate’s independence, diversity, skills and experience in the context of our Board’s needs.

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but we strive to nominate directors with a variety of complementary skills so that, as a group, our Board of Directors will possess the appropriate talent, skills, and expertise to oversee our business.  Although we have no policy regarding diversity, both our Board of Directors and the Nominating & Corporate Governance Committee seek a broad range of perspectives and consider many factors, including the personal characteristics (gender, ethnicity, age, background) and experience (industry, professional and public service) of directors and prospective nominees to our Board of Directors.

Communications with Our Board of Directors

Our Board of Directors provides a process for stockholders to send communications to our Board.  Stockholders can send communications to our Board of Directors and, if applicable, to any committee or to specified individual directors in writing to such committee or individual director, c/o New York Mortgage Trust, Inc., 52 Vanderbilt Avenue, New York, New York 10017, Attention:  Secretary.  The Company does not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and any such specified committee or individual directors.

Stockholder Proposals for Our 2013 Annual Meeting

Our Board of Directors will provide for presentation of proposals by our stockholders at the 2013 Annual Meeting of Stockholders, provided that these proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals.

Stockholders intending to submit proposals for presentation at our 2013 Annual Meeting of Stockholders, tentatively scheduled to be held in May 2013, must submit their proposals in writing, and we must receive these proposals at our executive offices on or before December 5, 2012 for inclusion in our proxy statement and the form of proxy relating to our 2013 Annual Meeting.  We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC.  We will not consider proposals received after December 5, 2012 for inclusion in our proxy materials for our 2013 Annual Meeting of Stockholders.

Although stockholder proposals received by us after December 5, 2012 will not be included in our proxy statement or proxy card for the 2013 Annual Meeting of Stockholders, stockholder proposals may be included in the agenda for the 2013 Annual Meeting of Stockholders if properly submitted in accordance with our bylaws.  Our bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given in writing to our Secretary not later than the close of business on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting.  As a result, any notice given by or on behalf of a stockholder pursuant to the provisions of our bylaws must be delivered in writing via personal delivery or United States certified mail, postage prepaid to our Secretary c/o New York Mortgage Trust, Inc., 52 Vanderbilt Avenue, New York, New York 10017, Attn:  Secretary, not earlier than December 5, 2012, and not later than January 4, 2013.  The stockholder filing the notice of nomination must include:

•	As to the stockholder giving the notice:

•	the name and address of such stockholder and/or stockholder associated person, as they appear on our stock ledger, and current name and address, if different;

•	the class, series and number of shares of stock of our company beneficially owned by that stockholder and/or stockholder associated person; and

•
to the extent known, the name and address of any other stockholder supporting the nominee for election or re-election as a director, or the proposal of other business known on the date of such stockholder’s notice.

•	As to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of the person;

•	the class, series and number of shares of stock of our company that are beneficially owned by the person;

•	the date such shares were acquired and the investment intent of such acquisition;

•
all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

•	the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by us within the time limits described above.  That notice must include:

•	the information described above with respect to the stockholder proposing such business;

•	a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest of the stockholder in such business.

Directors Attendance at Meetings of our Board of Directors and Annual Meeting

Our Board of Directors held 22 meetings, including four regularly scheduled quarterly meetings, during 2011.  All directors who were members of our Board of Directors for the year ended December 31, 2011 attended 75% or more of the aggregate number of meetings of the Board of Directors and its committees on which they served during 2011.

We have a policy that directors attend the Annual Meeting of Stockholders.  All of the members of our Board of Directors in 2011 attended the 2011 Annual Meeting of Stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Relationship with JMP Group Inc., HCS and the HCS Advisory Agreement

On January 18, 2008, we entered into an advisory agreement (the “Prior Advisory Agreement”) with HCS pursuant to which HCS was responsible for implementing and managing our investments in certain real estate-related and financial assets.  We entered into the Prior Advisory Agreement concurrent and in connection with our private placement of Series A Preferred Stock to JMP Group Inc. and certain of its affiliates.  HCS is a wholly-owned subsidiary of JMP Group Inc.  Based on filings on Schedule 13D/A filed in January 2012, as of December 31, 2011, HCS and JMP Group Inc. collectively beneficially owned approximately 10.3% of our common stock.  In addition, until its redemption on December 31, 2010, HCS and JMP Group Inc. collectively beneficially owned 100% of our Series A Preferred Stock.  Our Series A Preferred Stock matured on December 31, 2010, at which time we redeemed all of the outstanding shares of Series A Preferred Stock at the $20.00 per share liquidation preference plus accrued dividends of $0.5 million.

Pursuant to the Prior Advisory Agreement, subject to certain exceptions, HCS managed investments made by two of our wholly-owned subsidiaries, HC and NYMF, as well as any additional subsidiaries that were acquired or formed to hold investments made on our behalf by HCS (the “Managed Subsidiaries”).  The Prior Advisory Agreement provided for the payment to HCS of (i) a base advisory fee that was equal to 1.50% per annum of the “equity capital” (as defined in the Prior Advisory Agreement) of the Managed Subsidiaries, and (ii) an incentive fee upon the Managed Subsidiaries achieving certain investment hurdles.  HCS was also eligible to earn an incentive fee on the managed assets.  Pursuant to the Prior Advisory Agreement, HCS was entitled to an incentive fee equal to 25% of the GAAP net income of the Managed Subsidiaries attributable to the investments that are managed by HCS that exceed a hurdle rate equal to the greater of (a) 8.00% and (b) 2.00% plus the ten year treasury rate for such fiscal year.  The Prior Advisory Agreement was terminated effective July 26, 2010 upon execution and effectiveness of an amended and restated advisory agreement among our company, HC, NYMF and HCS (the “HCS Advisory Agreement”).

Pursuant to the HCS Advisory Agreement, HCS provided investment advisory services to us and managed on our behalf “new program assets” acquired after the date of the HCS Advisory Agreement.  The terms for new program assets, including the compensation payable thereunder to HCS by us, was to be negotiated on a transaction-by-transaction basis.  For those new program assets identified as “Managed Assets”, HCS was (A) entitled to receive a quarterly base advisory fee (payable in arrears) in an amount equal to the product of (i) one-fourth of the amortized cost of the Managed Assets as of the end of the quarter, and (ii) 2%, and (B) eligible to earn incentive compensation on the Managed Assets for each fiscal year during the term of the HCS Advisory Agreement in an amount (not less than zero) equal to 35% of the GAAP net income attributable to the Managed Assets for the full fiscal year (including paid interest and realized gains), after giving effect to all direct expenses related to the Managed Assets, including but not limited to, the annual consulting fee (described below) and base advisory fees, that exceeds a hurdle rate of 13% based on our average equity invested in Managed Assets during that particular year.  For those new program assets identified as Scheduled Assets, HCS would receive compensation, which could include base advisory and incentive compensation, agreed upon between HCS and us and set forth in a term sheet or other documentation related to the transaction.  Under the terms of the HCS Advisory Agreement, HCS is eligible to earn incentive compensation on those assets held by us as of the effective date of the HCS Advisory Agreement that are deemed to be managed assets under the Prior Advisory Agreement.  Incentive compensation for these “legacy assets” is calculated in the manner prescribed in the Prior Advisory Agreement.  Lastly, during the term of the HCS Advisory Agreement, we were required to pay HCS an annual consulting fee equal to $1 million for consulting and support services.  The HCS Advisory Agreement had an initial term that was to expire on June 30, 2012, subject to automatic annual one-year renewals thereafter.  Under the terms of the HCS Advisory Agreement, the Company had the right to terminate or not renew the HCS Advisory Agreement, subject to certain conditions and subject to paying a termination fee equal to the product of (A) 1.5 and (B) the sum of (i) the average annual base advisory fee earned by HCS during the 24-month period preceding the effective termination date, and (ii) the annual consulting fee.

For the years ended December 31, 2011 and 2010, HCS earned aggregate base advisory and consulting fees of approximately $1.1 million and $0.9 million, respectively, and incentive fees of approximately $1.7 million and $2.0 million, respectively.  As of December 31, 2011 and 2010, approximately $34.0 million and $48.2 million, respectively, of our assets were being managed under the HCS Advisory Agreement.  As of December 31, 2011 and 2010, we had a management fee payable totaling $0.8 million and $0.7 million, respectively, included in accrued expenses and other liabilities.

On December 30, 2011, we and HCS agreed to terminate the HCS Advisory Agreement effective as of December 31, 2011, with HCS agreeing to waive the 180-day advance notice requirement provided in the HCS Advisory Agreement.  In addition, we agreed that, in consideration of the termination of the HCS Advisory Agreement, we would pay to HCS a termination fee equal to $2,235,000 (the “Agreed Fee”), which fee was the sum of (a) the termination fee provided in the HCS Advisory Agreement and (b) $500,000, which represents the fees that otherwise would have been payable through the end of the term of the HCS Advisory Agreement.  The Agreed Fee is to be paid to HCS by us in three separate installments with the first installment of $1,735,000 paid on December 30, 2011, and the final two installments of $250,000 payable on March 31, 2012 and on the date the transitional consulting services referred to below are terminated by us.

In connection with the payment of the Agreed Fee, HCS agreed to provide certain transitional consulting services at our request until the earlier of (i) the day immediately prior to the Annual Meeting or (ii) a majority vote of our independent directors to terminate such transitional consulting services.  As part of the transitional consulting services to be provided by HCS, James J. Fowler, a portfolio manager for HCS and a managing director of JMP Group Inc. and the current Chairman of our Board of Directors, agreed to continue to serve as a director and Chairman of our Board of Directors until the earlier of (a) the Annual Meeting, (b) the appointment of his successor by our Board of Directors or (c) the determination by him that his resignation is legally or for regulatory reasons advisable or appropriate under the circumstances.  Mr. Fowler is not standing for re-election at the Annual Meeting.

Pursuant to the terms of the HCS Advisory Agreement, following the termination date of December 31, 2011, we will continue to pay incentive compensation to HCS with respect to all assets of our company that were, as of the effective termination date, managed pursuant to the HCS Advisory Agreement (the “Incentive Tail Assets”) until such time as such Incentive Tail Assets are disposed of by us or mature.  We expensed $2,195,000 of the Agreed Fee in fiscal year 2011 relating to this termination.

Mr. Fowler has served as the Chairman of our Board of Directors pursuant to the terms of our advisory agreements with HCS and at the request of our Board of Directors.  Mr. Fowler receives compensation from JMP Group Inc. in his capacity as a portfolio manager of HCS and a managing director of JMP Group Inc., and has not been compensated directly by us at any time in the past.  In his capacities at JMP Group Inc. and HCS, Mr. Fowler is also responsible for a number of business matters that are unrelated to his service on our Board pursuant to the HCS Advisory Agreement.  It is our understanding that Mr. Fowler’s compensation is not allocated in a manner that would allow us to determine that portion of Mr. Fowler’s compensation that is solely related to the arrangements with HCS discussed above.

On April 5, 2011, RB Commercial Mortgage LLC (“RBCM”), one of our wholly-owned subsidiaries, entered into a management agreement with RiverBanc LLC (“RiverBanc”), pursuant to which RiverBanc provides investment management services to RBCM.  At December 31, 2011, HCS owned a 28% equity interest in RiverBanc and, accordingly, may receive a portion of the fees paid to RiverBanc by RBCM.  Under the terms of RiverBanc’s operating agreement, we may acquire up to 17.5% of the limited liability company interests of RiverBanc, upon satisfying certain funding thresholds.  As of December 31, 2011, we owned none of the outstanding limited liability company interests of RiverBanc.  On January 4, 2012, we acquired 7.5% of the outstanding limited liability company interests of RiverBanc.  For the year ended December 31, 2011, RBCM paid approximately $68,000 in fees to RiverBanc.

Accounting Outsourcing Agreement

The Company entered into an outsourcing agreement (the “Accounting Outsourcing Agreement”) with Real Estate Systems Implementation Group, LLC (“RESIG”) effective May 1, 2010, pursuant to which RESIG, among other things, (a) performs day-to-day accounting services for our Company and (b) effective October 4, 2010, provided a Chief Financial Officer to us.  In performing our day-to-day accounting services, RESIG has provided us with a team of accounting professionals.  During the years ended December 31, 2011 and 2010, respectively, RESIG earned $0.6 million and $0.2 million in fees under the Accounting Outsourcing Agreement.  Fredric S. Starker, a Principal of RESIG, was appointed as our Chief Financial Officer on October 1, 2010.  See “Executive Compensation―Summary Compensation Table” below regarding Mr. Starker’s interest in the Accounting Outsourcing Agreement.

Approval of Related Party Transactions

Each of our directors, director nominees and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us.  Pursuant to the charter of our Audit Committee, the Audit Committee is responsible for reviewing any past or proposed transactions between our Company and management.  If we believe a transaction is significant to us and raises particular conflict of interest issues, we will discuss it with our legal counsel, and if necessary, we will form an independent board committee typically comprised of our three independent directors, which has the right to engage its own legal and financial counsel to evaluate and approve the transaction.  Under our Code of Business Conduct and Ethics, it is our policy that any transaction involving a potential conflict of interest be submitted to our Board of Directors, or a designated committee thereof, for review.

COMPENSATION OF DIRECTORS

As compensation for serving on our Board of Directors in 2011, each of our independent directors, other than Daniel K. Osborne, received a combination of a cash retainer and stock having an aggregate value of approximately $60,000, with the chairpersons of the Audit, Compensation and Nominating & Corporate Governance Committees each receiving an additional annual retainer of $10,000 for their service as chairman of those committees.  In addition, each Board member was awarded 2,000 shares of common stock under our 2010 Stock Incentive Plan in May 2011 with a total value of $13,400.  As part of our 2011 director compensation plan, the independent directors were required to receive at least 25% of their total compensation in the form of common stock, with the ability to elect to receive up to 100% of their compensation in the form of common stock.  As of the date of this proxy statement, director compensation for 2012 remained unchanged from the compensation plan utilized in 2011.  Our directors have been, and will continue to be, reimbursed by us for reasonable out-of-pocket expenses incurred in connection with their service on our Board of Directors and any and all committees.

The following table presents information relating to the total compensation of our directors for the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash	Stock Awards and Fees Earned or Paid in Common Stock (1)	Total

Alan L. Hainey	$62,524	$20,876	$83,400
Steven G. Norcutt	$60,000	$23,400	$83,400
Daniel K. Osborne(2)	$70,000	$13,400	$83,400
______________________

(1)
Includes the May 2011 stock award of 2,000 common shares along with the portion of total compensation paid to our independent directors that such directors elected to receive in the form of common stock.  Pursuant to the terms of our 2011 compensation policy for directors, our independent directors were required to receive between 25% and 100% of their total compensation as directors in the form of common stock.  All of the shares issued in 2011 under this policy were non-forfeitable as of the date of grant and were issued under the 2010 Plan.  The amounts shown in this column represent the grant date fair value of the stock computed in accordance with FASB ASC Topic 718.

(2)	Daniel K. Osborne resigned from our Board of Directors effective on December 30, 2011, and as such, was not required to receive 25% of his total compensation in the form of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our executive officers, directors and any persons beneficially owning more than ten percent (10%) of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC.  These persons are also required by SEC rules and regulations to furnish us with copies of these reports.  Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by our directors and executive officers during 2011.

Based on our review of the reports and amendments to those reports furnished to us or written representations from our directors and executive officers that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by our directors and executive officers during 2011, except that each of Steven R. Mumma, Alan L. Hainey, Steven G. Norcutt and Daniel K. Osborne failed to timely file a Form 4 disclosing a single stock award.  These filings were completed one day following the required filing date for such transactions.  To our knowledge, all transactions have been reported.

EXECUTIVE OFFICERS

The following table and biographies contain information regarding our executive officers.  These officers are appointed annually by our Board of Directors and serve at the Board’s discretion.

Name	Age	Position

Steven R. Mumma	53	Chief Executive Officer and President
Nathan R. Reese	33	Vice President and Secretary
Fredric S. Starker	61	Chief Financial Officer

For information on Mr. Mumma, please see his biographical description provided above under the caption “Proposal One:  Election of Directors — Nominees for Election as Directors.”

Nathan R. Reese is our Vice President and Secretary.  Mr. Reese was named Vice President of our Company in March 2007 and Secretary effective January 1, 2008.  On March 25, 2009, the Board of Directors designated Mr. Reese an executive officer of our Company.  In his capacity as Vice President, Mr. Reese manages company operations including portfolio activity, treasury, servicing, and is responsible for overseeing cash flow management and foreclosure and delinquency monitoring.  Prior to his current position, Mr. Reese was employed by our Company as a Senior Securitization Analyst from October 2005 to October 2007 and as a Portfolio Operations Manager from April 2004 to October 2005.  Before joining our Company in April 2004, Mr. Reese was a Financial Associate with The Vanguard Group, based in Malvern, Pennsylvania.  He holds a B.A. in Finance from La Salle University.

Fredric S. Starker is our Chief Financial Officer, a position he was appointed to in October 2010.  Mr. Starker is a Partner at Imowitz Koenig & Co., LLP (“Imowitz”), Certified Public Accountants, and a Principal of Real Estate Systems Implementation Group, LLC (“RESIG”), a real estate consulting firm and an affiliate of Imowitz.  Mr. Starker joined Imowitz in 1992 and became Partner in 1994, and has been a Principal at RESIG since that company's inception in 1999.  Prior to joining Imowitz and RESIG, Mr. Starker served as a Vice President of Integrated Resources, Inc., a publicly traded real estate and investment company, from 1988 to 1991, and as the Chief Financial Officer of Berg Harmon Associates, a real estate investment company, from 1981 to 1988.  Mr. Starker is a certified public accountant, and received a B.A. from Queens College and an M.S. in Accounting from the State University of New York at Albany.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information, as of March 30, 2012, regarding our common stock owned of record or known by us to be owned beneficially by each director and nominee for director, each named executive officer and all directors, nominees and executive officers as a group.  As of March 30, 2012, we had 14,175,494 shares of common stock outstanding.  Each of the stockholders identified in the table below has sole voting and investment power over the common stock beneficially owned by that person.  The address for each individual listed below is:  c/o New York Mortgage Trust, Inc., 52 Vanderbilt Avenue, New York, New York 10017.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Steven R. Mumma	100,230	*
Nathan R. Reese	13,387	*
Alan L. Hainey	16,723	*
Steven G. Norcutt	18,201	*
David R. Bock	2,000	*
James J. Fowler	—	—
Douglas E. Neal	—	—
Fredric S. Starker	—	—
All directors and executive officers as a group (7 persons)	150,541	1.1%
__________________________
*	Represents less than one percent of our issued and outstanding shares.

SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

The following table shows, based solely upon information filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of March 30, 2012, the persons that are the beneficial owners of more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock

Wellington Management Company, LLP (1) 280 Congress Street Boston, MA 02210	1,509,693	10.7%

Harvest Capital Strategies LLC (2) 600 Montgomery Street Suite 1700 San Francisco, CA 94111	844,994	6.0%

T. Rowe Price Associates Inc. T. Rowe Price Small Cap Value Fund, Inc. (3) 100 East Pratt Street Baltimore, MD 21202	759,500	5.4%
__________________
(1)
Information based on a Schedule 13G filed with the SEC on February 14, 2012 by Wellington Management Company, LLP (“Wellington Management”).  The reporting person has shared voting power over 1,111,784 shares of common stock and shared dispositive power over 1,509,693 shares of common stock.  Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 1,509,693 shares of our common stock which are held of record by clients of Wellington Management, including Wellington Trust Company, NA, which reports shared voting and dispositive power over 825,970 of these shares.

(2)
Information based on a Schedule 13D/A filed with the SEC on January 10, 2012 by Harvest Capital Strategies LLC (“Harvest”).  The reporting person has sole voting power over 844,994 shares of common stock and sole dispositive power over 844,994 shares of common stock.

(3)
Information based on a Schedule 13G filed with the SEC on February 9, 2012 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc.  T. Rowe Price Associates, Inc. reports that it has sole dispositive power over 759,500 shares of common stock.  T. Rowe Price Small-Cap Value Fund, Inc. reports that it has sole voting power over 759,500 shares of common stock.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following tables should be read in conjunction with the related footnotes set forth below.  We summarize below the compensation information for the fiscal years ended December 31, 2011 and 2010 for Mr. Mumma and for Mr. Reese.

Fredric S. Starker was appointed as our Chief Financial Officer in October 2010.  We outsource our day-to-day accounting function and the responsibilities of our Chief Financial Officer to RESIG pursuant to the Accounting Outsourcing Agreement.  Mr. Starker is currently a Partner at Imowitz and a Principal of RESIG.  Mr. Starker receives compensation from Imowitz and RESIG in his capacity as Partner and Principal, respectively, and is not and will not be compensated directly by us.  It is our understanding that the compensation paid to Mr. Starker by RESIG and Imowitz is not allocated in a manner that would allow us to determine that portion of Mr. Starker’s compensation that is related to the services performed for us and that portion that is related to services performed for others.  As a result, we have not included Mr. Starker in the executive compensation tables below.  During the year ended December 31, 2011 and 2010, we paid RESIG approximately $0.6 million and $0.2 million, respectively.

Name and Principal Position	Year	Salary	Cash Bonus	Stock Awards(1)	All Other Compensation(2)	Total
Steven R. Mumma
President, Chief Executive Officer and Chief Financial Officer	2011 2010	$ 300,000 $ 300,000	$ 350,000 $ 400,000	$ 132,313 $ 100,000	$ 58,086 $ 67,115	$ 840,399 $ 867,115
Nathan R. Reese
Vice President and Secretary	2011 2010	$ 200,000 $ 200,000	$ 100,000 $ 100,000	$ 8,821 —	$ 20,127 $ 22,505	$ 328,948 $ 322,505
——————
(1)
The amounts in this column reflect the grant date fair value of the awards computed in accordance with FASB ASC Topic 718.  On March 12, 2012, Mr. Mumma and Mr. Reese were granted 20,804 and 1,387 shares of restricted stock as part of their 2011 compensation packages.  Because the size of the award was determined by the Compensation Committee as part of Mr. Mumma’s and Mr. Reese’s compensation for each person’s individual performance and the Company’s performance in 2011, we have included these restricted stock awards in Mr. Mumma’s and Mr. Reese’s 2011 compensation.  Pursuant to the terms of a restricted stock award agreement covering the March 12, 2012 award, one-third of the shares awarded as part of these grants will vest and become non-forfeitable on each of the first three anniversaries of the date of grant.  Similarly, in March 2011, Mr. Mumma was granted 14,084 shares of restricted stock as part of his 2010 compensation, which has been included in Mr. Mumma’s 2010 compensation in the table above.  The 2010 stock award included in the table above was scheduled to vest one-third on each of the first three anniversaries of the date of the grant.

(2)
Dividends paid on unvested restricted common stock are based on the same dividend rate per share as the dividends on our common stock.  The health care benefits noted below are available generally to all employees on similar terms.  All other compensation includes:

2011 for Mr. Mumma:
Includes $21,141 in dividends on outstanding and unvested restricted stock, $2,415 in premiums paid for life insurance policies in the amount of $3.0 million, $5,743 in premiums paid for supplemental long-term disability insurance policies and $28,787 for health care benefits.  All of our employees are eligible for the health care benefits referenced here.

2010 for Mr. Mumma:
Includes $31,826 in dividends on outstanding and unvested restricted stock, $2,415 in premiums paid for life insurance policies in the amount of $3.0 million, $5,743 in premiums paid for supplemental long-term disability insurance policies and $27,131 for health care benefits.  All of our employees are eligible for the health care benefits referenced here.

2011 for Mr. Reese:	Includes $2,320 in dividends on outstanding and unvested restricted stock and $17,807 for health care benefits. All of our employees are eligible for the health care benefits referenced here.

2010 for Mr. Reese:	Includes $6,160 in dividends on outstanding and unvested restricted stock and $16,345 for health care benefits. All of our employees are eligible for the health care benefits referenced here.

Description of Our Executive Compensation Programs

In recent years, our executive compensation programs have been comprised of primarily a base salary, a discretionary cash bonus that is paid after the completion of the fiscal year (for performance in the prior year) and a restricted stock award that vests ratably over the course of three years from the date of grant.  Although we have not adopted a performance bonus plan in recent years, we expect to adopt a performance bonus plan for Mr. Mumma in 2012.

Process for Setting Executive Compensation

The Compensation Committee has primary responsibility for setting and approving the compensation of our Chief Executive Officer and reviewing, approving and recommending to our Board of Directors, compensation for our other named executive officer in a manner that is effective and consistent with our overall executive compensation strategy.  As part of that responsibility, the Compensation Committee reviews on an individual basis the performance of our named executive officers.  As part of its process, the Compensation Committee considers the recommendations of our Non-Executive Chairman, with respect to the compensation of our named executive officers.

Historically, the Compensation Committee has reviewed compensation levels for our named executive officers near the beginning of each calendar year.  As part of its annual review of the compensation paid to our named executive officers, the Compensation Committee typically considers a number of factors in determining compensation, including the nature of the executive’s job, the executive’s job performance compared to goals and objectives established for the executive at the beginning of the year, the experience level of the executive in his or her current position, the compensation levels of competitive jobs within our peer group (defined below), our financial performance and financial condition and certain discretionary factors.  With respect to our financial performance and financial condition, the Compensation Committee focuses primarily on the consummation of new investments, earnings results, changes in book value per share and the amount and consistency of dividends paid, although in recent years the Compensation Committee has not established specific financial targets or goals for the named executive officers.  Discretionary factors may include consideration of leadership, loyalty and other factors determined from time-to-time by the Compensation Committee that may not be readily discernible from our financial statements.

The factors described above may vary from year to year in importance to, and usage by, the Compensation Committee, depending upon market conditions, corporate priorities and individual circumstances.  In 2011, the Compensation Committee focused more of its review and evaluation on subjective factors, such as the deployment of capital and the consummation of new investments, while also considering the Company’s financial performance during the year.

The Compensation Committee reviews all elements of compensation and total compensation payable to each of the named executive officers.  As part of this review, the Compensation Committee typically considers the compensation practices and levels at other companies that it deems generally comparable in structure and strategy, which includes other self-managed mortgage REITs, such as MFA Financial, Inc., Capstead Mortgage Corporation, Anworth Mortgage Asset Corporation, Dynex Capital, Inc. and Redwood Trust, Inc.  We sometimes refer to this group as our “peer group” for purposes of determining compensation.  Relative to our peer group, we are significantly smaller in terms of total assets, shareholders’ equity and staffing.  In terms of compensation paid to our named executive officers, we have in recent years provided total compensation at or near the low end of the range of total compensation provided by our peer group, with total compensation for the chief executive officers of our peer group ranging from approximately $874,000 to approximately $4.6 million.  We do not have a policy of targeting compensation for our named executive officers to any specific level within the range of total compensation paid by our peer group (i.e., median, upper or lower); rather, we attempt to compensate our named executive officers in a manner that is both competitive enough to retain their services and rewards performance, but is also consistent with our needs as a small company to preserve capital and maintain an appropriate expense structure.

The Compensation Committee also reviews and makes recommendations to our Board annually with respect to the compensation of our independent directors.  In setting director compensation, our Board generally considers the compensation practices and levels for directors paid by our peer group and by other mortgage REITs.

Scope of Authority of Compensation Committee

The Compensation Committee of our Board of Directors has overall responsibility for approving, evaluating and, in some cases, recommending to the Board, on an annual basis, director and officer compensation plans, policies and programs of our Company, including determining salaries, annual cash bonuses, restricted stock, change in control and termination arrangements and director fees.  Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate and pay any compensation consultant to be used to assist in the evaluation of director and senior executive compensation, as well as the authority to retain special legal, accounting or other consultants to advise the committee and may form subcommittees and delegate its authority to such subcommittees.  Neither the Compensation Committee, the Company nor management has engaged a compensation consultant since 2005 and no subcommittees were formed by the Compensation Committee in 2011.

Outstanding Equity Awards at Fiscal Year End

The following table lists the shares of restricted common stock awarded to our named executive officers that are unvested and outstanding as of December 31, 2011.  No discount has been taken to reflect risk of forfeiture or restrictions on transferability.

	Stock Awards
Name	Number of Shares or Units or Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
Steven R. Mumma (2)	14,084	$101,546
Nathan R. Reese (3)	–	–
____________________

(1)	Value is determined by multiplying the number of unvested restricted shares by $7.21, the closing sale price for our common stock on December 30, 2011.

(2)
Mr. Mumma received a restricted stock grant of 14,084 shares in March 2011 as part of his 2010 compensation.  These unvested restricted shares will vest ratably in one third increments on each of March 1, 2012, March 1, 2013 and March 1, 2014, provided the named executive officer remains employed with the Company as of such date.  Vesting of these shares may be accelerated in the event of the named executive officer’s death, disability, termination without cause or resignation for good reason.  See “Other Compensation Arrangements - Restricted Stock Award Agreements” and “Other Compensation Arrangements - Employment and Other Agreements.”  Mr. Mumma received a restricted stock grant of 20,804 shares in March 2012 as part of his 2011 compensation package.  The shares issues as part of the March 2012 grant are not included in the table above because they were not outstanding at December 31, 2011.

(3)
Mr. Reese received a restricted stock grant of 1,387 shares in March 2012 as part of his 2011 compensation package.  The shares issues as part of the March 2012 grant are not included in the table above because they were not outstanding at December 31, 2011.

Stock Vested

The following table presents information concerning the vesting of restricted stock for the named executive officers during the fiscal year ended December 31, 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Steven R. Mumma	20,666	$154,582
Nathan R. Reese	4,000	$29,920
___________________

(1)	Value is determined by multiplying the number of shares by $7.48, which was the closing sale price on the Nasdaq Capital Market on July 13, 2011, the date on which such shares vested.

Other Compensation Arrangements

Restricted Stock Award Agreements

The restricted stock award agreements we entered into with our named executive officers beginning in July 2009 contain certain vesting and acceleration provisions with respect to a termination of employment as a result of death or disability or in the event of a change in control.  Under the restricted stock award agreements, if the named executive officer’s employment with us is terminated due to death, the restricted shares issued under the agreement will become fully vested and non-forfeitable upon the date of death.  If the named executive officer’s employment with us is terminated due to disability, the restricted shares issued under the agreement will become fully vested and non-forfeitable upon the date of the termination of the named executive officer’s employment.  If we experience a change in control, the restricted shares issued under the agreement will become fully vested and non-forfeitable immediately upon the occurrence of the event causing the change in control.  In March 2012, we entered into a restricted stock award agreement with Mr. Mumma and Mr. Reese providing for the grant of 20,804 and 1,387 shares of restricted common stock, one-third of which will vest and become non-forfeitable on each of the first, second and third anniversaries of the date of grant subject to certain conditions.  In March 2011, we entered into a restricted stock award agreement with Mr. Mumma providing for the grant of 14,084 shares of restricted stock which vest in the same manner as the March 2012 stock awards.  Except for the vesting terms described in the two immediately preceding sentences, the terms of the March 2011 and March 2012 restricted stock award agreements are the same as the terms of the 2009 restricted stock award agreement.  The holders of these restricted shares of common stock issued in 2011 and 2012 are entitled to (i) the payment of dividends on their unvested shares based on the same dividend rate per share as the dividends on our unrestricted common stock and (ii) vote their unvested shares.

Employment Agreements

On November 22, 2011, we entered into an Amended and Restated Employment Agreement with Steven R. Mumma, our Chief Executive Officer and President (the “Employment Agreement”).  The Employment Agreement will expire on December 31, 2012, unless further extended or sooner terminated.  Unless the Company provides Mr. Mumma with written notice of its determination to not extend the term of the Employment Agreement at least 90 days prior to the expiration date of the agreement, the Employment Agreement will be automatically extended for an additional one-year period following the expiration date.

Pursuant to the Employment Agreement, Mr. Mumma is entitled to an initial base salary of $300,000, subject to future increases at the discretion of the compensation committee.  Under the terms of the Employment Agreement, Mr. Mumma is also eligible to participate in our annual cash incentive bonus plan (the “Bonus Plan”) to be established by the Compensation Committee.  The Employment Agreement provides that the Bonus Plan will contain both individual and corporate performance goals.  In the event we or Mr. Mumma, as the case may be, satisfies the performance criteria to be established by the Compensation Committee, Mr. Mumma will be entitled to receive the bonus amount provided for in the Bonus Plan.  Under the terms of the Employment Agreement, in the event the performance criteria under the Bonus Plan is not satisfied, the Compensation Committee may grant a discretionary bonus.

In addition, under the terms of the Employment Agreement, any restricted stock grants to Mr. Mumma under the 2010 Plan will be subject to forfeiture restrictions that will lapse one-third on the first anniversary of the date of grant, one-third on the second anniversary of the date of grant and the final one-third on the third anniversary of the date of grant.  Notwithstanding the foregoing, these forfeiture restrictions will lapse upon (i) a Change in Control (as defined in the Employment Agreement), (ii) a termination by the Company without Cause (as defined below), (iii) a termination by Mr. Mumma for Good Reason (as defined below), (iv) Mr. Mumma’s death, or (v) Mr. Mumma’s disability, and Mr. Mumma will forfeit all unvested shares if he is terminated for Cause or he terminates his employment with the Company for other than Good Reason.  Any common stock issued to Mr. Mumma as restricted stock will have voting and dividend rights.

The Employment Agreement permits us to terminate Mr. Mumma’s employment with appropriate notice for or without Cause, and permits Mr. Mumma to resign for Good Reason or other than for Good Reason.  If Mr. Mumma’s employment is terminated for Cause or he resigns other than for Good Reason, we will pay his full base salary through to the date of termination and reimburse him for all reasonable and customary expenses incurred by him through the date of termination in the performance of his duties.  If however, we terminate Mr. Mumma without Cause (other than for death or disability) or Mr. Mumma terminates his employment for Good Reason, we have agreed to pay Mr. Mumma (i) any earned and accrued but unpaid installment of base salary through the date of termination and all other unpaid and pro rata amounts to which he was entitled as of the date of termination under any compensation plan or program of our Company; (ii) liquidated damages in an amount equal to the greater of (A) $1,000,000 or (B) one and one-half (1 ½) multiplied by the sum of Mr. Mumma’s base salary in effect at the date of termination and the average annual cash incentive bonus earned by Mr. Mumma during the two most recently completed fiscal years prior to the year in which a Change in Control or termination event occurs; (iii) the payment of premiums for group health coverage for 18 months following the date of termination; and (iv) other benefits as provided for in the Employment Agreement.

Under the Employment Agreement, we will have Cause to terminate Mr. Mumma’s employment upon a determination by at least a majority of the Board (excluding Mr. Mumma) that Mr. Mumma has:

•
committed fraud or misappropriated, stolen or embezzled funds or property from us or our affiliates, or secured or attempted to secure personally any profit in connection with any transaction entered into on our behalf or on behalf of our affiliates;

•
been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony which in the reasonable opinion of the Board brings the executive into disrepute or is likely to cause material harm to our business, financial condition or prospects;

•	failed to perform his material duties under the Employment Agreement, which failure continues for a period of at least 30 days after written notice to Mr. Mumma;

•	violated or breached any material law or regulation to the material detriment of our Company or our affiliates; or

•	breached any of his duties or obligations under the Employment Agreement that causes or is reasonably likely to cause material harm to our Company.

Pursuant to the Employment Agreement, Good Reason means (i) a failure by us or our successors or assigns to comply with any material provision of the Employment Agreement which is not cured within 30 days after written notice of such non-compliance; (ii) the assignment to Mr. Mumma of any material duties inconsistent with his position with our Company or a substantial adverse alteration in the nature or status of his responsibilities without his consent, except that (A) a determination by our Nominating and Corporate Governance Committee not to nominate Mr. Mumma for re-election as a director of our Company or (B) a failure by our stockholders to elect Mr. Mumma as a director of our Company shall not be deemed to be Good Reason, (iii) without Mr. Mumma’s consent, a material reduction in employee benefits other than a reduction generally applicable to our other similarly situated executives, (iv) without Mr. Mumma’s consent, relocation of our principal place of business outside of the Borough of Manhattan in the City of New York, (v) any failure by us to pay Mr. Mumma’s base salary or any cash incentive bonus to which he is entitled under a Bonus Plan, which failure has not been cured within ten (10) days after notice of such noncompliance, or any failure of the Compensation Committee to approve a Bonus Plan for any fiscal year commencing with the 2012 fiscal year, or (vi) delivery to Mr. Mumma from us of a notice of non-renewal in accordance with the notice requirement described above; provided, however, that Mr. Mumma shall only have the right to resign for Good Reason in the case of clause (vi) above if he provides us with notice of termination prior to the expiration date of the Employment Agreement.

The Employment Agreement also provides that if it is determined that any payment or distribution by us to or for the benefit of Mr. Mumma under the terms of the Employment Agreement or any other agreement or arrangement we have with Mr. Mumma (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then Mr. Mumma will be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by Mr. Mumma of all taxes (including interest or penalties related to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Mr. Mumma will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  In addition, the Employment Agreement also contains customary non-competition, confidentiality and non-solicitation covenants by Mr. Mumma.

As of the date of this proxy statement, Messrs. Reese and Starker were not party to an employment, severance or change in control agreement with us.

Potential Payments Upon Change in Control, Death or Disability, Termination Without Cause or Resignation for Good Reason

The following tables represent the payments due to Mr. Mumma in the event of termination due to death or disability, his termination without Cause or resignation for Good Reason, or a change in control, assuming such event occurred on December 31, 2011, that would have been triggered under the 2010 Plan, the restricted stock award agreements for Mr. Mumma and Mr. Mumma’s Employment Agreement.  Because Mr. Reese is not a party to an employment or severance agreement with us and had no outstanding unvested shares of restricted stock at December 31, 2011, Mr. Reese would not have been eligible to receive any payments upon the occurrence of the above-listed events and as such, we have not included him in the tables below.

Payments Due Upon Termination Without Cause or Resignation With Good Reason(1)

Name	Salary	Bonus	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Benefits(4)	Total
	($)	($)	($)	($)	($)	($)	($)	($)
Steven R. Mumma	—	—	101,546	—	—	1,012,500	33,861	1,147,907
___________

(1)      See “Other Compensation Arrangements―Employment Agreement” above for definitions of Cause and Good Reason.
(2)      Represents the value, based on the closing sales price of our common stock on December 30, 2011, of 14,054 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2011 pursuant to such event.
(3)      Equals the product of (a) 1.5 and (b) the sum of Mr. Mumma’s base salary and the average annual cash incentive bonus earned by Mr. Mumma during 2011 and 2010.
(4)      Represents the value of the health care benefits that are payable by the Company on Mr. Mumma’s behalf.

Payments Due Upon Termination Due to Disability

Name	Salary(1)	Bonus	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits(3)	Total
	($)	($)	($)	($)	($)	($)	($)	($)
Steven R. Mumma	300,000	—	101,546	—	—	—	33,861	435,407
___________

(1)      Assumes that Mr. Mumma is paid his base salary then in effect.  Pursuant to the Employment Agreement, the Company is obligated to maintain a long-term disability plan that provides for payment of not less than $240,000.
(2)      Represents the value, based on the closing sales price of our common stock on December 30, 2011, of 14,054 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2011 pursuant to such event.
(3)      Represents the value of the health care benefits that are payable by the Company on Mr. Mumma’s behalf.

Payments Due Upon Termination Due to Death

Name	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits(2)	Total
	($)	($)	($)	($)	($)	($)	($)	($)
Steven R. Mumma	300,000	350,000	101,546	—	—	—	33,861	785,407
___________
(1)      Represents the value, based on the closing sales price of our common stock on December 30, 2011, of 14,054 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2011 pursuant to such event.
(2)      Represents the value of the health care benefits that are payable by the Company on Mr. Mumma’s behalf.

Payments Due Upon Change In Control

Name	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits	Total
	($)	($)	($)	($)	($)	($)	($)	($)
Steven R. Mumma	—	—	$101,546	—	—	—	—	$101,546
___________
(1)      Represents the value, based on the closing sales price of our common stock on December 30, 2011, of 14,054 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2011 pursuant to such event.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit on the amount of compensation that may be deducted annually by our Company on our tax return with respect to our Chief Executive Officer and our three other most highly compensated officers, excluding our Chief Financial Officer.  In general, compensation paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders is not subject to this limit.  Our 2010 Plan is designed so that performance-based restricted stock awards granted to the named executive officers under the plan are not subject to the compensation deduction limitations described above.  Time-based awards are subject to the compensation deduction limitations.  Although the Compensation Committee generally seeks to preserve the federal income tax deductibility of compensation paid, to maintain flexibility in compensating the named executive officers in a manner designed to promote our corporate goals, including retaining and incentivizing the named executive officers, the Compensation Committee has not adopted a policy that all compensation must be deductible.  In 2011, we paid no compensation to any of the named executive officers that was subject to the limitations set forth in Section 162(m).

Limitation on Liability and Indemnification

Maryland law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a final proceeding to, any of our present or former directors or officers or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee.  The indemnification covers any claim or liability arising from such status against the person.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Maryland law permits us to indemnify our present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit of money, property or services; or

•	in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former directors and officers for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received unless in either case a court orders indemnification and then only for expenses.  Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by us if it is ultimately determined that the standard of conduct is not met.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any capacity described above and to any of our or our predecessors’ employees or agents.

In addition, indemnification could reduce the legal remedies available to us and our stockholders against our officers and directors.  The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable.  Indemnification of our directors and officers may not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a adjudication on the merits in favor of the director or officer on each count involving alleged securities law violations;

•	all claims against the director or officer have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•
a court of competent jurisdiction approves a settlement of the claims against the director or officer and finds that indemnification with respect to the settlement and the related costs should be allowed after being advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of Alan L. Hainey, Steven G. Norcutt and Daniel K. Osborne served as a member of the Compensation Committee during 2011.  No member of the Compensation Committee was an employee of our Company during the 2011 fiscal year or an officer of our Company during any prior period.  During 2011, no interlocking relationship existed between any member of our Board of Directors and any member of the compensation committee of any other company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of David R. Bock (Chairman), Alan L. Hainey and Steven G. Norcutt, and operates under a written charter.

The Audit Committee oversees New York Mortgage Trust, Inc.’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In this context, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K for the year ended December 31, 2011.

The Audit Committee has discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by statement of Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.  The Audit Committee also recommended that Grant Thornton LLP be retained as the Company’s independent registered public accounting firm for the 2012 fiscal year.

Audit Committee

David R. Bock (Chairman)
Alan L. Hainey
Steven G. Norcutt
March 29, 2012

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for our Company for the years ended December 31, 2011 and December 31, 2010 by Grant Thornton LLP were as follows:

Fee Type	2011	2010

Audit Fees(1)	$389,025	$357,000
Audit-Related Fees(2)	139,170	49,350
Tax Fees(3)	91,894	57,770
Total Fees	$620,089	$464,120
___________
(1)
Audit Fees represent the aggregate fees billed for professional services rendered to us and our subsidiaries with respect to the audit of our consolidated financial statements included in our annual reports and the reviews of the financial statements included in our quarterly reports.  We had services rendered for $389,025 and $357,000 in Audit Fees in 2011 and 2010, respectively, from Grant Thornton LLP.

(2)
Audit-Related Fees represent the aggregate fees billed for professional services related to the issuance of comfort letters, consents and related services in connection with public offerings of common stock and registration statements filed on Form S-8 under the Securities Act of 1933.  We were billed $139,170 and $49,350 in Audit-Related Fees in 2011 and 2010, respectively, from Grant Thornton LLP.

(3)
Tax Fees represent the aggregate fees billed for professional services rendered in the preparation of our tax returns and consulting services related to a sales tax audit.  We were billed $91,894 and $57,770 in tax fees in 2011 and 2010, respectively, from Grant Thornton LLP.

Policies and Procedures

The Audit Committee has adopted procedures for pre-approving audit and non-audit services provided by the independent auditor.  These procedures include reviewing a budget for audit and permitted non-audit services.  The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted.  Audit Committee approval is required to exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget.  For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.  The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, employees, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks and improve audit quality.  The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee.  The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

The Audit Committee has determined that the provision of non-audit services performed by Grant Thornton LLP during 2011 is compatible with maintaining its independence from the Company as an independent registered public accounting firm.  For the year ended December 31, 2011, the Audit Committee pre-approved all services rendered by Grant Thornton LLP.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders.  If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the proxy being made available to stockholders intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended December 31, 2011, including the financial statements and financial statement schedules (the “Annual Report”), is being furnished to stockholders along with this proxy statement.  These materials are available at http://www.proxyvote.com.  Paper copies may be requested in accordance with the instructions included in the Notice that was sent to stockholders of record beginning on or about April 4, 2012.  A copy of the Annual Report is also available online at http://www.nymtrust.com.

“HOUSEHOLDING” OF PROXY STATEMENT AND ANNUAL REPORTS

The SEC rules allow for the delivery of a single copy of the Notice or set of proxy materials to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family.  This delivery method, known as “householding,” will save us printing and mailing costs.  Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings.  Brokers, dealers, banks or other nominees or fiduciaries that hold shares of our common stock in “street” name for beneficial owners of our common stock and that distribute proxy materials and the Notice they receive to beneficial owners may be householding.  Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household.  If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

If you hold shares of our common stock in your own name as a holder of record, householding will not apply to your shares.  Also, if you own shares of our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to stockholders.  To assist us in saving money and to provide you with better stockholder services, we encourage registered holders of our stock to have all of your accounts registered in the same name and address.  You may do this by contacting the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, by telephone at (800) 937-5449 or in writing at American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219.

If you wish to request extra copies free of charge of any annual report to stockholders or proxy statement, please send your request to New York Mortgage Trust, Inc., 52 Vanderbilt Avenue, New York, New York, 10017, Attention:  Secretary, or contact our Secretary via telephone at (212) 792-0107.  You can also refer to our website at www.nymtrust.com.  Information at, or connected to, our website is not and should not be considered part of this proxy statement.

By order of the Board of Directors,

Nathan R. Reese
Secretary
April 4, 2012
New York, New York

PROXY

NEW YORK MORTGAGE TRUST, INC.

Annual Meeting of Stockholders
May 17, 2012 9:00 AM, Local Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint Steven R. Mumma and Nathan R. Reese and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NEW YORK MORTGAGE TRUST, INC. that the stockholder(s) is/are entitled to vote at the 2012 Annual Meeting of Stockholders to be held at 9:00 AM, local time, on May 17, 2012 at the offices of Hunton & Williams LLP, 200 Park Avenue, 52nd Floor, NY 10166, and any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED.  IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING.

(Continued and to be signed on the reverse side.)

A	☒	Please mark your votes as in this example

The Board of Directors recommends a vote “FOR” each of the nominees listed in Proposal One, and “FOR” Proposal Two below.

		FOR ALL NOMINEES	WITHHOLD AUTHORITY	FOR ALL EXCEPT
			to vote for all nominees	(See instructions below)
listed below.
1.	Proposal to elect five directors for a term of one year each (“Proposal One”).	☐	☐	☐

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold authority to vote for, as shown here: ●

Nominees:	○	David R. Bock
	○	Alan L. Hainey
	○	Steven R. Mumma
	○	Douglas E. Neal
	○	Steven G. Norcutt

		FOR	AGAINST	ABSTAIN
2.
To consider and act upon a proposal to ratify, confirm and approve the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (“Proposal Two”).
		☐	☐	☐

Note:  Such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED.  IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated		, 2012
(Be sure to date Proxy)

Signature and Title, if applicable

Signature if held jointly

NOTE:
Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.